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                                                                      EXHIBIT 99
                                                            TO CURRENT REPORT ON
                                                                        FORM 8-K


           CORAM HEALTHCARE CORPORATION DETAILS RESTRUCTURING PLAN



         NEWPORT BEACH, Calif. -- (BUSINESS WIRE) -- Sept. 7, 1994 -- Coram Healthcare Corporation (NYSE: CRH) Wednesday reported further details of its previously announced restructuring plan including: the finalization of the estimated financial impact of the plan; the financial impact of a special charge taken for potential uncollectible receivables; and the final costs associated with the merger of T2 Medical, Curaflex Health Services, HealthInfusion and Medisys in July of this year. Charges aggregating $138.1 million (pre-tax) have been recorded to account for completion of all components of the plan.

         As described in previous reports, Coram's plan has been developed on the premise that significant synergies can be attained by consolidating the activities of the four merged companies. After significant financial and resources analysis, the plan has been developed to reduce future operating costs, improve productivity and gain efficiencies through consolidation and elimination of a number of branch and corporate offices.

         Coram has recorded a pre-tax restructuring charge of $92.3 million to reflect the estimated total costs of implementing the plan. Of this amount, $4 million of future cash expenditures are anticipated primarily for severance, benefits and outplacement services for the planned workforce reduction and costs for the closing of facilities. The remaining $48.3 million represents non-cash charges to write down, to estimated net realizable value, fixed assets, investments, and deferred costs related to the facilities impacted by the plan.

         Implementation of the plan already has started and is expected to be substantially complete by the fall of 1995. The most significant part of the plan as it relates to personnel and number of facilities is in the regional, local and satellite infusion centers and corporate offices. It is anticipated that approximately 80 infusion centers will be consolidated into other existing or new centers, with an expected workforce reduction of approximately 480 positions. It also is anticipated that all existing corporate offices will be consolidated into the company's new corporate office being opened in Colorado, with an expected workforce reduction of approximately 110 positions.

         Coram expects to achieve significant savings in the range of $30 million to $40 million annually during the next 24 months as a result of the implementation of the plan. The company expects improved results from reductions in personnel and related costs,





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facilities rent and operating costs, and corporate overhead and governance costs.


         As a result of the company's strategic direction developed under the plan and the disruptions experienced during the merger and transition process, the company has taken a special charge of $17.3 million for anticipated uncollectible accounts and other receivables. In establishing this reserve, Coram evaluated the aging of the trade receivables since the merger process began and evaluated the impact of ending relationships with certain centers.

         Substantially all of the anticipated merger costs have been accumulated for the combination of the companies. Coram has recorded charges aggregating $28.5 million and such charges will be reflected in the company's reported results for the third quarter.

         Commenting on Wednesday's announcement, Coram's Chairman and Chief Executive Officer James M. Sweeney said "The strategic and financial impact of our merger and restructuring plans reflect what the marketplace wants from our industry -- efficient operations and high quality service. Coram's mission is to be the leader in those areas and our restructuring plans provide that opportunity.

         Our people have invested tremendous time and effort in building our plan, considering both the personnel side of our decisions and the financial side. I am particularly proud of the way our people have performed. This is a time of change and excitement within our industry. Coram is poised to lead the industry, in the face of healthcare reform, into a new era that focuses on improving the quality of healthcare while driving costs out of the system."

         Coram Healthcare Corp. provides a wide range of alternate site healthcare delivery services, including ambulatory and home infusion therapies, lithotripsy, and institutional pharmacy services.

         CONTACT:  Paine & Associates, Costa Mesa, Calif.
                   Erin Peacock or David Paine, 714/755-0400




                                      ###





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